Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-73314, 333-73316 and 333-120130 on Form S-8 of our reports dated March 16, 2007 (July 31, 2007 as to the effects of the restatement discussed in Note 17), relating to the consolidated financial statements of Alliance Imaging, Inc. and management’s report on the effectiveness of internal control over financial reporting (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the restatement as described in Note 17 to the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) appearing in the Annual Report on Form 10-K/A of Alliance Imaging, Inc. for the year ended December 31, 2006.

Costa Mesa, California
July 31, 2007